Exhibit 99.1

AURINIA PHARMACEUTICALS INC.

(the “Company”)

EQUITY INCENTIVE PLAN

AS RE-APPROVED BY THE SHAREHOLDERS OF THE COMPANY
ON MAY 7, 2014 AND AS AMENDED AS TO SECTION 2.2
BY THE SHAREHOLDERS OF THE COMPANY ON JUNE 8, 2016
AND AMENDED AND RESTATED ON JUNE 2, 2020

ARTICLE 1
PURPOSE AND INTERPRETATION
Purpose
1.1    The purpose of the Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with the rules and policies of any applicable stock exchange on which the securities of the Company are listed or quoted for trading and any inconsistencies between this Plan and the rules and policies of such exchanges, whether due to inadvertence or changes in such rules or policies, will be resolved in favour of the latter.

Definitions
1.2    In this Plan:
“Affiliate” has the meaning assigned by the Securities Act;
“Award” means any Option, Restricted Stock, Restricted Stock Unit or Performance Award granted under this Plan;
“Award Commitment” means any written agreement, contract or other instrument or document evidencing any Award granted under this Plan. Each Award Commitment shall be subject to the applicable terms and conditions of this Plan and any other terms and conditions (not inconsistent with this Plan) determined by the Board;
“Award Shares” means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Award;
“Black-out Period” means the period during which the relevant Recipient is prohibited from exercising an Award due to trading restrictions imposed by the Company in accordance with its securities trading policies governing trades in the Company’s securities;
“Board” means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Awards under this Plan, or any Person to whom the board of directors or empowered or authorized committee thereof delegates such authority;
“Business Day” means a day that the TSX (or such other exchange on which the highest volume of the Company’s securities are traded) is open for trading;
“Change in Control” includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i)	any one Person holds a sufficient number of voting securities of the Company or the resulting company to affect materially the control of the Company or the resulting company, or,

(ii)
any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of voting securities of the company or the resulting company to affect materially the control of the Company or the resulting company, where such Person or combination of Persons did not previously hold a sufficient number of voting securities to affect materially control of the Company or the resulting company. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the voting securities of the Company or the resulting company is deemed to materially affect the control of the Company or the resulting company;
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means common shares in the capital of the Company;
“Company” means Aurinia Pharmaceuticals Inc. or any successor thereto, and includes an Affiliate;
“Consultant” means an individual or a consultant Company, other than an Employee, Officer or Director who:

(i)	provides on an ongoing bona fide basis, consulting, technical, managerial or like services to the Company, other than services provided in relation to a Distribution;

(ii)	provides the services under a written contract between the Company and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company; and

(iv)	has a relationship with the Company that enables the individual or Consultant Company to be knowledgeable about the business and affairs of the Company;
“Consultant Company” means for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner;
“Continuously Employed” shall mean the absence of any interruption or termination of service. Continuous Employment with the Company shall not be considered interrupted in the case of the sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between location of the Company; provided that the individual continues to be an Employee of the Company;
“Directors” means the directors of the Company as may be elected or appointed from time to time;
“Disability” shall mean any physical, mental or other health condition which substantially impairs the Recipient’s ability to perform his or her assigned duties for 120 days or more in any 240 day period or that can be expected to result in death. The Board shall determine whether an Recipient has incurred a Disability on the basis of medical evidence acceptable to the Board. Upon making a determination of Disability, the Board shall, for the purposes of the Plan, determine the date of the Recipient’s termination of employment;
“Distribution” has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;
“Employee” means:

(i)
an individual who is considered an employee of the Company or its Affiliates under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source) or the tax legislation of another jurisdiction in which the Company or its Affiliates may do business (including the Code);

(ii)
an individual who works full-time for the Company (or one of its Affiliates) providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)
an individual who works for the Company on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions need not be made at source, and may include an Officer;
“Exercise Price” means the amount payable per Common Share on the exercise of an Award, if applicable, as determined in accordance with the terms hereof;
“Expiry Date” means the day on which an Award lapses as specified in the Award Commitment therefor or in accordance with the terms of this Plan;
“Grant Date” for an Award means the date of grant thereof by the Board;
“Incentive Stock Option” or “ISO” means a stock option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.
“Insider” means an insider as defined in the Securities Act;

“Investor Relations Activities” means generally any activities or communications that can reasonably be seen to be intended to or be primarily intended to promote the merits or awareness of or the purchase or sale of securities of the Company;
“Management Company Employee” means an individual employed by another individual or a corporation providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a corporation or individual engaged primarily in Investor Relations Activities;
“Market Price” means:

(i)
the closing trading price for the Common Shares on the stock exchange on which the majority of the Company’s common shares traded on the day immediately prior to the date of grant (which may be denominated in either Canadian or US dollars, based on the applicable exchange rate on the day immediately prior to the date of grant); or

(ii)	if the Common Shares are not listed on a stock exchange, then the trading price determined by the Board using good faith discretion;
“Nonstatutory Stock Option” or “NSO” means a stock option does not qualify as an Incentive Stock Option.
“Officer” means a duly appointed senior officer of the Company;
“Option” means an Option granted pursuant to Section 3.1 hereof;
“Performance Award” means a Performance Award granted pursuant to Section 3.4 hereof;
“Recipient” means the recipient of an Award hereunder;
“Outstanding Shares” means at the relevant time, the number of outstanding Common Shares of the Company from time to time;
“Participant” means a Service Provider that becomes a Recipient;
“Person” means a company or an individual;
“Plan” means this Equity Incentive Plan, the terms of which are set out herein or as may be amended;
“Plan Shares” means the total number of Common Shares which may be reserved for issuance as Award Shares under the Plan as provided in Section 2.2;
“Regulatory Approval” means the approval of any securities regulatory authority (including, if applicable, the TSX and any other stock exchange on which the securities of the Company may be listed or quoted for trading) that may have lawful jurisdiction over the Plan and any Awards issued hereunder;
“Restricted Stock” means Restricted Stock granted pursuant to Section 3.2 hereof;
“Restricted Stock Unit” means a Restricted Stock Unit granted pursuant to Section 3.3 hereof;
“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4, as amended from time to time;
“Service Provider” means an individual who is a bona fide Director, Officer, Employee, Management Company Employee or Consultant, and also includes a company of which 100% of the share capital is beneficially owned by one or more individual Service Providers;
“Share Compensation Arrangement” means any Award under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to a Service Provider;
“Shareholder Approval” means approval by a majority of the votes cast by eligible shareholders at a duly constituted shareholders’ meeting;
“Take Over Bid” means a take over bid as defined in the Securities Act;
“TSX” means The Toronto Stock Exchange and any successor thereto;
“TSX Policies” means the rules, regulations and policies of the TSX as amended from time to time; and
“U.S. Participant” means a Participant that is resident in or a citizen of the United States of America.

ARTICLE 2
EQUITY INCENTIVE PLAN
Establishment of Equity Incentive Plan

2.1    There is hereby established an equity incentive plan to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company.

Maximum Plan Shares
2.2    The maximum aggregate number of Plan Shares that may be reserved for issuance under the Plan at any point in time is 12.5% of the Outstanding Shares from time to time, unless this Plan is amended pursuant to the requirements of the TSX Policies.

2.3    Unless otherwise determined in the discretion of the Board, the number of Plan Shares that may be reserved for issuance under the Plan to any one Recipient will not exceed 5% of the Outstanding Shares on a non-diluted basis, less any Common Shares reserved for issuance to such Recipient under Share Compensation Arrangements other than this Plan.

Eligibility
2.4    Awards may be granted hereunder to Service Providers from time to time by the Board. Service Providers that are corporate entities will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its shares, nor issue more of its shares so as to indirectly transfer the benefits of an Award, as long as such Award remains outstanding, unless the written permission of the TSX and the Company is obtained.

Awards Granted Under the Plan
2.5    All Awards granted under the Plan will be evidenced by an Award Commitment in substantially the form attached to this Plan as Schedule “A”, showing the number of Award Shares, the term of the Award, a reference to vesting terms, if any, and the Exercise Price, if applicable, or otherwise modified in respect of the terms of the specific Award as necessary.

2.6    Subject to specific variations approved in accordance with this Plan, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Award Commitment made hereunder.

Awards Not Exercised
2.7    In the event an Award granted under the Plan expires unexercised or is terminated by reason of dismissal of the Recipient for cause or is otherwise lawfully cancelled prior to exercise of the Award, the Award Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issue. For greater certainty Awards which are exercised thereupon increase the number available to the Plan by the relevant percentage of Outstanding Shares as provided hereunder.

Administration of Plan
2.8    The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder.

2.9    Without limiting the generality of the foregoing, but subject to the provisions of this Plan, the Board has the power to:

(a)
determine the Service Providers to whom Awards are to be granted, to grant such Awards, and, subject to the other terms of this Plan, to determine any terms and conditions, limitations and restrictions in respect of any particular grant of Award;

(b)	allot Common Shares for issuance on connection with the exercise of Awards; and

(c)
delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do.

Regulatory Approval
2.10    This Plan will be subject to the approval of any regulatory authority whose approval is required. Any Awards granted under this Plan prior to such approvals being given will be conditional upon such approvals being given, and no such Awards may be exercised unless and until such approvals are given.

Compliance with Legislation
2.11    The Company will not be required to issue any Common Shares under the Plan unless such issuance is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of any stock exchange upon which Common Shares of the Company are listed. The Company will not in any event be obligated to take any action to comply with any such laws, regulations, rules, orders or requirements.

ARTICLE 3
TERMS AND CONDITIONS OF AWARDS

3.1    Options: The Board is hereby authorized to grant Options to a Service Provider with the following terms and conditions and with such additional terms and conditions not inconsistent with the provision of this Plan as the Board shall determine:

3.1.1    Exercise Price. The Exercise Price of an Option will be set by the Board at the time such Option is granted under this Plan, and, subject to the provisions set forth in Section 3.1.4(d), cannot be less than the Market Price.

3.1.2    Term. Subject to the application of Section 3.11, an Option can be exercisable for a maximum of 10 years from the Grant Date, unless otherwise determined in the discretion of the Board.

3.1.3    Vesting. No Option shall be exercisable until it is vested. The vesting schedule of each Option will be as determined in the discretion of the Board at the time of the grant of the Option.

3.1.4    For US Residents - Incentive Stock Options.

(a)	Eligible Recipients of ISOs. Incentive Stock Options may be granted only to employees of the Company or an Affiliate.

(b)
Designation of ISO Status. The Board action approving the grant of an Option to a U.S. Participant, and the Award Commitment, must specify that the Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.

(c)
Maximum Shares Issuable On Exercise of ISOs. Subject to the adjustment provisions of this Plan, the maximum aggregate number of Common Shares that may be issued upon the exercise of Incentive Stock Options is [_________] Common Shares.

(d)
Limits for 10% Stockholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) Common Shares possessing more than ten percent (10%) of the total combined voting power of all classes of securities of the Company or any Affiliate, will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Market Price on the date of grant and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

(e)
No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

(f)
US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Market Price (determined at the time of grant) of Common Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Commitment(s).

(g)
Post-Termination Exercise Period. To obtain the United States federal income tax advantages associated with an Incentive Stock Option, the United States Internal Revenue Code requires that at all times beginning on the date of grant and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or an Affiliate (except in the event of the U.S. Participant’s death or Disability, in which case a 12-month period applies). The Company cannot guarantee that the Option will be treated as an Incentive Stock Option if the U.S. Participant continues to provide services to the Company or an Affiliate after such U.S. Participant’s employment terminates or if the U.S. Participant otherwise exercises the Option more than three (3) months (or twelve (12) months, as the case may be) after the date his or her employment terminates, or the Option otherwise fails to qualify as an Incentive Stock Option.

3.2    Restricted Stock: The Board is hereby authorized to grant Restricted Stock to a Service Provider with the following terms and conditions and with such additional terms and conditions not inconsistent with the provision of this Plan as the Board shall determine:

3.2.1    Restriction. Restricted Stock shall be subject to such restrictions as the Board may impose (including, without limitation, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions lapse separately or in combination at such time or times, in such installments or otherwise as the Board may deem appropriate.

3.2.2    Restricted Stock Certificates. Any Restricted Stock granted under this Plan may be evidenced by the issuance of a share certificate or certificates. If any share certificate is issued, such certificate shall be held by the Company and such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the applicable Award Agreement and possible forfeiture of such shares of Restricted Stock.

3.2.3    Except as otherwise determined by the Board, upon a Participant’s termination of employment (as determined under criteria established by the Board) during the applicable restriction period, all applicable Common Shares of Restricted Stock at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Board may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Common Shares of Restricted Stock.

3.3    Restricted Stock Unit Awards: The Board is hereby authorized to grant Restricted Stock Unit Awards to a Service Provider evidencing the right for such Service Provider to receive a Common Share (or cash payment equal to the Market Price of a Common Share) at some future date.

3.3.1    Restrictions. A Restricted Stock Unit Award will be subject to an Award Commitment containing such terms and conditions, not inconsistent with the provisions of this Plan, as the Board shall determine.

3.3.2    Forfeiture. Except as otherwise determined by the Board and as set forth in the applicable Award Commitment, upon a Participant’s termination of employment (as determined under criteria established by the Board) during the applicable restriction period, all applicable Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Board may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Stock Units.

3.3.3.    For Canadian Residents. For Canadian resident Service Providers, Restricted Stock Unit Awards shall be settled in Common Shares, unless the Company offers the Participant the right to receive cash in lieu of Common Shares and the Participant, in its sole discretion, so elects.

3.3.4    Voting and Dividend Rights. A Restricted Stock Unit does not entitle the holder thereof to any rights with respect to voting and dividends.

3.4    Performance Awards:
3.4.1    The Board is hereby authorized to grant Performance Awards to an Eligible Person subject to the terms of this Plan. A Performance Award granted under this Plan (i) may be denominated or payable in cash, Common Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property, and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Board shall establish. Subject to the terms of this Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of the Performance Award shall be determined by the Board. For Canadian resident Service Providers, Performance Awards shall be settled in Common Shares, unless the Company offers the Participant the right to receive cash in lieu of Common Shares and the Participant, in its sole discretion, so elects.

Recipient Ceasing to be Director, Officer, Employee or Service Provider
3.5    No Award may be exercised after the Recipient, if a Director or Officer, has ceased to be a Director or Officer or, if an Employee or other Service Provider has left the employ or service of the Company, except as follows:

(a)
in the case of the death of an Recipient, any vested Award held by him at the date of death will become exercisable by the Recipient’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Recipient and the Expiry Date of such Award;

(b)
in the case of the Disability of an Recipient, any vested Award held by him at the date of Disability will become exercisable until the earlier of one year from the date of cessation of the Recipient’s employment or other office and the Expiry Date of such Award; and

(c)
subject to the other provisions of this Section 3.5, vested Awards will expire 90 days after the date the Recipient ceases for any reason whatsoever to be employed by, provide services to, or be a Director or Officer of, the Company and all unvested Awards will immediately terminate without right to exercise same;

but provided that in no event may the term of the Award exceed 10 years, unless determined in the discretion of the Board.
Acceleration of Vesting
3.6    Notwithstanding the provisions of Section 3.5(a) and Section 3.5(b), if, in the case of an Recipient who is an Employee, that Recipient’s employment terminates by reason of death or Disability, subject to the terms of the Award set out in an Award Commitment, any Award held by such Employee who has been Continuously Employed by the Company for a minimum of three (3) years shall become fully vested and exercisable and may thereafter be exercised during the term of the Award set forth in Section 3.5(a) and Section 3.5 (b).

3.7    Notwithstanding the provisions of Section 3.5(c), if an Recipient’s employment is terminated by the Company without cause then, provided that the Recipient has been Continuously Employed by the Company for a minimum of three (3) years, then, subject to the terms of the Award set out in an Award Commitment, all Awards shall become fully vested and exercisable and may thereafter be exercised during the term of the Option set forth in Section 3.5(c).

3.8    Change in Control. In the event of a Change in Control or Take Over Bid, any and all Awards that are outstanding at the time of the occurrence of such event shall become immediately vested and fully exercisable for the periods indicated (each such exercise period referred to as an “Acceleration Window”):

(a)
for a period of 45 days beginning on the date which any person together with all affiliates and associates of such person, becomes, after the date of this Plan, the beneficial owner of 20% or more of the Common Shares of the Company then outstanding;

(b)
beginning on the date that a tender or exchange offer for Common Shares by any person is first published or sent or given within the meaning of the takeover bid rules under Alberta securities legislation, and continue so long as such offer remains open (including any extensions or renewals of such offer), unless by the terms of such offer the Offeror, upon consummation thereof, would be the beneficial owner of less than 20% of the common shares of the Corporation then outstanding; or

(c)
for a period of 20 days beginning on the date on which the shareholders of the Company duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 20% of the outstanding Common Shares of the Company into securities of any entity, or cash, or property, or a combination of any of the foregoing.

The exercisability of any Award which remains unexercised following the expiration of an Acceleration Window shall be governed by the vesting schedule and all other terms of the Award Commitment respecting such Award.

Non Assignable
3.9    Subject to Section 3.5(a), all Awards will be exercisable only by the Recipient to whom they are granted and will not be assignable or transferable.

Adjustment of the Number of Award Shares
3.10    If there is a change in the outstanding Common Shares by reason of any share consolidation, or split, reclassification or other capital reorganization, or a stock dividend, arrangement, amalgamation, merger or combination, or any other change to, event affecting, exchange of or corporate change or transaction affecting the Common Shares, the Board will make, as it deems advisable and subject to requisite Regulatory Approval, appropriate substitution and/or adjustment in:

(a)	the number and kind of shares or other securities or property reserved or to be allotted for issuance pursuant to this Plan;

(b)
the number and kind of shares or other securities or property reserved or to be allotted for issuance pursuant to any outstanding unexercised Awards, and in the exercise price for such shares or other securities or property; and/or

(c)	the vesting of any Awards, including the accelerated vesting thereof on conditions the Board deems advisable, and if the Company undertakes an arrangement or is amalgamated, merged or combined with another corporation, the Board will make such provision for the protection of the rights of Participants as it deems advisable.

Adjustment of Awards Expiring During Black-out Period
3.11    Should the Expiry date for an Award fall within a Black-out Period, or within the period that is nine Business Days immediately following the expiration of a Black-out Period, such Expiry Date will be automatically adjusted without any further act or formality to that day which is the tenth Business Day after the end of the Black-out Period, such tenth Business Day to be considered the Expiry Date for such Award for all purposes under the Plan. Notwithstanding any other provision of this Plan, the tenth Business Day period referred to in this Section 3.11 may not be extended by the Board.

Compliance with Section 409A of the Code
3.12    Unless otherwise expressly provided for in an Award Commitment, the terms applicable to Options granted to U.S. Participants will be interpreted to the greatest extent possible in a manner that makes those Options exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the Options into compliance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Award Commitment or other written contract with the U.S. Participant specifically provides otherwise), if the Common Shares are publicly traded, and if a U.S. Participant of an Option that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the

Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such U.S. Participant’s “separation from service” or, if earlier, the date of the U.S. Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

Award Commitments
3.13    Each Award will be evidenced by an Award Commitment which incorporates such terms and conditions as the Board in its discretion deems appropriate and consistent with the provisions of this Plan (and the execution and delivery by the Company of an Award Commitment with a Participant shall be conclusive evidence that such Award Commitment incorporates terms and conditions determined by the Board and is consistent with the provisions of this Plan). Each Award Commitment will be executed on behalf of the Company by any member of the Board or any Officer or such other Person as the Board may designate for such purpose.

ARTICLE 4
COMMITMENT AND EXERCISE PROCEDURES

Award Commitment
4.1    Upon grant of an Award hereunder, an authorized officer of the Company will deliver to the Recipient an Award Commitment detailing the terms of such Awards and upon such delivery the Recipient will be subject to the Plan and have the right to the Awards on the terms set out therein, subject to the terms and conditions hereof.

Manner of Exercise
4.2    A Recipient who wishes to exercise his Award may do so:
4.2.1    by delivering:

(a)	a written notice to the Company specifying the number of Award Shares being acquired pursuant to the Award; and

(b)
cash, certified cheque or bank draft payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired and the aggregate of any amounts required by law to be withheld by the Company on the exercise of such Award, or separate certified cheques or bank drafts for such Exercise Price and such amounts to be withheld;

4.2.2    in such other manner as may be specified in the Award Commitment.
Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such other procedures and conditions as it determines appropriate with respect to the payment, funding or withholding of amounts required by law to be withheld on the exercise of Awards under this Plan.

Delivery of Certificate and Hold Periods
4.3    As soon as practicable after receipt of the notice of exercise described in Section 4.2 and payment in full for the Awards Shares being acquired (if applicable), the Company will direct its transfer agent to issue to the Recipient the appropriate number of Award Shares. The transfer agent will either issue a certificate representing the Award Shares or a written notice in the case of uncertificated Common Shares. Such issued certificate or written notice, as the case may be, will bear a legend stipulating any resale restrictions required under applicable securities laws.

ARTICLE 5
AMENDMENTS TO PLAN OR AWARDS

Amendments Generally
5.1    The Board may, at any time and from time to time, amend, suspend, terminate or discontinue the Plan or an Award, or revoke or alter any action taken pursuant to the Plan or an Award, except that no amendment, suspension, termination or discontinuance of the Plan will adversely alter or impair any Award without the written consent of the applicable participant and is subject to those provisions of applicable law (including, without limitation, the TSX Policies), if any, that require the approval of shareholders or any governmental or regulative body.

5.2    With the consent of the affected Participants, the Board may amend or modify any outstanding Award in any manner to the extent that the board would have the authority to initially grant such award as so modified or amended.

Amendments by Board
5.3    Without limiting the generality of Section 5.1, the Board may make the following types of amendments to the Plan without seeking Shareholder Approval:

(a)
amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the TSX Policies);

(c)	amendments respecting administration of the Plan;

(d)	any amendment to the vesting provisions of the Plan or any Award;

(e)
any amendment to the early termination provisions of the Plan or any Award, whether or not such Award is held by an Insider, provided such amendment does not entail an extension beyond the original Expiry Date;

(f)	any amendments necessary to suspend or terminate the Plan;

(g)	any amendments necessary or desirable to cause Awards to comply, or be able to comply, with modifications made to applicable tax legislation; and

(h)	any other amendment, whether fundamental or otherwise, not requiring Shareholder Approval under applicable Law (including, without limitation, the TSX Policies).

Amendments Requiring Shareholder Approval
5.4    The Board may not, without approval of the holders of a majority of the issued and outstanding equity securities of the Company present and voting in person or by proxy at a meeting of holders of such securities, amend the Plan or an Award to do any of the following:

(a)	increase the aggregate maximum percentage of Common Shares issuable under the Plan;

(b)	make any amendment that would reduce the Exercise Price of an outstanding Award (including a cancellation and reissue of an Award at a reduced Exercise Price);

(c)
extend the term of any Award beyond the Expiry Date of the Award or allow for the Expiry Date of an Award to be greater than 10 years except as currently provided in connection with a Black-out Period;

(d)	permit assignments, or exercises other than by the applicable Participant, of Awards beyond that contemplated by Section 3.5(a);

(e)	expand the definition of “Service Provider” or otherwise alter the conditions for eligibility for participation in the Plan;

(f)	amend the Plan to provide for any other types of compensation through equity issuance, unless the change to the Plan or an Award results from the application of Section 3.10; and

(g)	effect an amendment which is required to be approved by shareholders under applicable law (including, without limitation, the TSX Policies).

5.5    Where Shareholder Approval is sought for amendments under Section 5.4(b) or Section 5.4(c) above, the votes attached to Common Shares held directly or indirectly by Insiders benefiting from the amendment will be excluded. In the event of any conflict between Section 5.3 and Section 5.4 above, the latter will prevail to the extent of any conflict.

Amendment Subject to Approval
5.6    If the amendment of an Award requires Regulatory Approval or Shareholder Approval, such amendment may be made prior to such approvals being given, but no amended Awards may be exercised unless and until such approvals are given.

ARTICLE 6
INSIDER PARTICIPATION LIMIT

Insider participation subject to Disinterested Shareholder Approval
6.1    None of the following actions will become effective without first obtaining Shareholder Approval:

(a)	Common Shares being issuable to Insiders under this Plan at any time, when combined with all of the Company’s other Share Compensation Arrangements, exceeding 10% of the Outstanding Shares; and

(b)	Common Shares issued to Insiders under this Plan, when combined with all of the Company’s other Share Compensation Arrangements, exceeding 10% of the Outstanding Shares in any 12 month period.
6.2    Where Shareholder Approval is sought for an action under Section 6.1, the votes attached to Common Shares held directly or indirectly by Insiders benefiting from the action will be excluded.

ARTICLE 7
GENERAL

Employment and Services
7.1    Nothing contained in the Plan will confer upon or imply in favour of any Recipient any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Recipient’s office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by a Service Provider will be voluntary. A change in the status, office, position or duties of a Participant from the status, office, position or duties held by such Participant on the date on which the Award was granted to such Participant will not result in the termination of the Award granted to such Participant provided that such Participant remains a Service Provider.
No Representation or Warranty
7.2    The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Awards or the Common Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of such participant and not the Company.
Interpretation
7.3    The Plan will be governed and construed in accordance with the laws of the Province of Alberta.
Effective Date of Plan
7.4    This Plan will be effective from and after the date upon which the Company first receives Shareholder Approval for the Plan, subject to TSX acceptance, and will remain effective provided that the Plan, or, if applicable, any amended version thereof receives Shareholder Approval, on or before each third annual general meeting of shareholders of the Company.
Adoption of Plan
7.5    This Plan was adopted by the Board on May 25, 2012 and approved by the Shareholders of the Company on June 28, 2012 and re-approved by the Shareholders of the Company on May 7, 2014. This Plan was amended as to Section 2.2 by the Shareholders of the Company on June 8, 2016. This Plan was further amended and approved by the Shareholders of the Company on June 2, 2020.
_/s/ Stephen Robertson
CORPORATE SECRETARY